UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2012 (the “Effective Date”), EPT Concord II LLC (“EPT”) and Monticello Raceway Management, Inc. (“MRMI”), a subsidiary of Empire Resorts, Inc. (“Empire”), entered into a Master Development Agreement (the “MDA”), which defines and governs the overall relationship between EPT and MRMI with respect to the development, construction, operation, management and disposition of the integrated destination resort and community (the “Project”) to be developed by the parties on the 1,500 acres owned by EPT and located at the site of the former Concord Resort. More specifically, the parties envision developing a comprehensive resort destination that includes the Casino Project (as defined below), a golf course and a resort including a variety of amenities. In addition, the parties have agreed that the Project will include an aggregate total “qualified capital investment” of $600,000,000 on the development of the Project in accordance with statutory guidelines, the compliance with which the parties agree is essential to the success and viability of the Project. The term of the MDA commenced on the Effective Date and shall expire on the earlier of the (i) the earliest date on which the Casino Project, the Golf Course Project and the Initial Resort Project (as defined in the MDA) are all open to the general public for business and (ii) sooner termination pursuant to the terms of the MDA.

In accordance with the terms of the MDA, MRMI shall be responsible for the development and construction of the casino project, which shall include the casino and a harness racetrack (if and to the extent a harness racetrack is required under applicable law) and may also include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and multi-function events and parking facilities (the “Casino Project”). MRMI has agreed to invest a minimum of $300,000,000 in the development and construction of the Casino Project. Furthermore, MRMI has agreed to construct the Casino Project such that a substantial portion of the Casino Project is completed within the project schedule agreed to by the parties, which schedule contemplates construction commencing on or about March 31, 2013. MRMI shall then be responsible for maintaining and operating the Casino Project in accordance with the operating standards contained in the Casino Lease (as defined in the MDA), the to be entered into by and between EPT and MRMI prior to the commencement of construction on the Casino Project.

MRMI and EPT agreed to cooperate to consult appropriate governmental authorities as to the steps necessary to obtain authorization to relocate the gaming licenses currently used to operate the Monticello Casino and Raceway to the Casino Project such that, upon its substantial completion, MRMI shall be entitled to obtain any required gaming license to operate the Casino Project without the need for any further discretionary action by applicable governmental authorities. The development of the Project is contingent upon various conditions, including obtaining necessary governmental approval, as fully set forth in the MDA. The parties also agreed to continue to cooperate in good faith on the on-going development plans and have agreed to share certain expenses related to the master planning work and common infrastructure work.

Either party has the right to terminate this agreement prior to the execution of the Casino Lease. In the event of termination, EPT shall reimburse to MRMI any amounts paid by MRMI pursuant to the Casino Option Agreement (as defined in the MDA). Following the payment of any additional amounts accrued pursuant to the MDA, neither party shall have any obligations under the MDA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2012

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	Chief Executive Officer